EXHIBIT 10(W)

               EMPLOYMENT AND POST-RETIREMENT CONSULTING AGREEMENT
                                     between
                            GENERAL ELECTRIC COMPANY
                                       and
                               John F. Welch, Jr.


         This agreement is entered into on December 20, 1996 by and between General Electric Company, a New York corporation, and John F. Welch, Jr.

         WHEREAS, in recognition of Mr. Welch's unique contribution to the creation of more than $150 billion of shareholder value during his tenure as the Chairman of the Board and Chief Executive Officer of General Electric Company ("Company"), the Board of Directors wishes to obtain his commitment to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until December 31, 2000, and his commitment to serve thereafter as a consultant to and representative of the Company, at the direction of the Chief Executive Officer of the Company; and

         NOW THEREFORE, the Company and Mr. Welch agree as follows:

1. Mr. Welch agrees to continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company for the period from the date of this agreement until December 31, 2000, on terms no less favorable to him than his present conditions of employment, or such earlier date as the Board of Directors may determine at anytime in its sole discretion.

2. Mr. Welch agrees that, following his retirement from the Company, and when and as requested by the Chief Executive Officer of the Company, he will provide consulting and advice to the Company and will participate in various external activities and events for the benefit of the Company. Mr. Welch agrees to provide up to 30 days per year to the Company, subject to his reasonable availability, for such consulting services or such participation in external activities and events. In addition, Mr. Welch agrees to obtain the approval of the Management Development and Compensation Committee of the Board of Directors before providing any consulting, advice or service of any kind to any other company or organization that competes with the Company.

3. The services contemplated under this agreement will require that Mr. Welch have access, following his retirement, to information which is proprietary or confidential to the Company. Mr. Welch agrees not to publish or otherwise disclose to persons outside the Company, without specific permission from the Company, any Company proprietary or confidential information which he acquires as a result of services performed under this agreement, and not to use such information in any way which might be detrimental to the interests of the Company.

4. Mr. Welch also agrees to promptly disclose to the Company any information, ideas, or inventions made or conceived by him which may result from or be suggested by post-retirement services performed by him under this agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Mr. Welch to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Mr. Welch beyond that specifically provided in this agreement.

5. In return for his willingness to continue to help create value for the Company's shareholders throughout his retirement, and in return for the foregoing commitments by Mr. Welch, the Company shall pay Mr. Welch, for consulting services or participation in external activities and events performed at the request of the Chief Executive Officer of the Company, a daily consulting fee, for the days he renders services, equal to his daily salary rate at the time of his retirement, and, as an annual retainer, shall pay for 5 days of such services in advance at the beginning of each year of his retirement. In addition, the Company shall provide Mr. Welch, for the remainder of his life, continued access to Company facilities and services comparable to those provided to him prior to his retirement, including access to Company aircraft, cars, office, apartments, and financial planning services. The Company shall also reimburse Mr. Welch, upon the receipt of appropriate documentation, for reasonable travel and living expenses which he incurs in providing services at the request of the Chief Executive Officer, or which he incurs because of his position as a retired Chairman of the Board and Chief Executive Officer of the Company. Subject only to Mr. Welch's compliance, to the best of his ability, with his commitments set forth in paragraph 1 of this agreement, the Company's obligations set forth in this agreement are unconditional and irrevocable and shall apply irrespective of Mr. Welch's incapacitation, prior or subsequent to his retirement, to perform services hereunder, provided, however, that the Company's obligation to pay Mr. Welch an annual retainer shall terminate if he should become totally and permanently unable to provide services hereunder.



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6. Nothing in this agreement shall require any change in the Board's current processes for establishing Mr. Welch's salary, bonus and long-term incentive compensation awards based on his performance during the remainder of his service as Chairman and Chief Executive Officer.

7. Following his retirement, Mr. Welch shall be an independent contractor under this agreement, and no provision of, or action taken under, this agreement shall affect in any way Mr. Welch's rights under any Company compensation, employee benefit and welfare plans, programs or practices, including, without limitation, Company executive compensation, insurance, or pension plans.

8. This agreement is the sole agreement between Mr. Welch and the Company with respect to the duration of his service as Chairman of the Board and Chief Executive Officer, and to his post-retirement consulting services and activities for the Company, and supersedes all prior agreements and understandings with respect thereto. No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by both Mr. Welch and a duly authorized representative of the Board of Directors of the Company.


      GENERAL ELECTRIC COMPANY

By_______________________________________            Date _________________
         Silas S. Cathcart
         By order of the Board of Directors

  __________________________________                 Date _________________
         John F. Welch, Jr.